Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated April 2, 2007, relating to the consolidated financial statements of Crdentia Corp. as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006 which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, and to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ KBA GROUP LLP

Dallas, Texas

April 4, 2007